Exhibit 99.1

News Release

For information contact:

Media – Susan Moore (713) 309-4645

Investors – Doug Pike (713) 309-7141

Equistar to Sell $250 Million of 10-5/8% Senior Notes Due 2011

HOUSTON, November 18, 2003 – Equistar Chemicals, LP, a joint venture of Lyondell Chemical Company (NYSE: LYO) and Millennium Chemicals Inc. (NYSE: MCH), today announced it will sell $250 million of 10-5/8% senior notes due 2011 in a private placement offering as part of a financing plan announced earlier this week. The notes will be priced at approximately 104.7% to yield 9-1/2%. The terms of the senior notes will be the same as the terms of Equistar’s currently outstanding 10-5/8% senior notes. Equistar will use $173 million of the net proceeds to repay in full the term loans outstanding under Equistar’s credit facility and will use the remaining net proceeds to repay borrowings under Equistar’s revolving credit facility. The offering is expected to close November 21, 2003.

The senior notes will be offered only to qualified institutional buyers and other eligible purchasers in a private placement offering. The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

###

FORWARD-LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Equistar’s products; competitive products and pricing pressures; access to capital markets; technological developments and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Equistar’s Annual Report on Form 10-K for the year ended December 31, 2002, which was filed with the Securities and Exchange Commission in March 2003, and Equistar’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which was filed in November 2003.